Exhibit 99.1

True Drinks Update on Convenience Store Channel

IRVINE, CA – (Marketwire – January 9, 2017) – True Drinks, Inc. (OTC QB: TRUU), makers of AquaBall™ Naturally Flavored Water, the healthiest children’s beverage on the market with no sugar, preservatives, calories, or artificial flavors, today provided an update on the development of its distribution in the convenience store channel.

In June 2016, True Drinks introduced a new preservative-free formulation of AquaBall. Along with the change to a preservative-free formula which came with a change to a hot-fill bottling process, the AquaBall bottle was also changed. The new bottle was designed around feedback from both consumers and retailers. For our consumers, the new bottle now fits easily into cup holders, is easier for children to handle, and has a wider mouth and cap. For our retailers, our new bottle now fits into standard glide racks which has opened AquaBall up to the convenience store channel. With our prior bottle, AquaBall had very limited appeal in this channel. Since the introduction of the new bottle, AquaBall has now been authorized in over 7,000 convenience store locations with more to come in 2017.

According to NACS Online, as of December 31, 2015, there were a total of 154,195 convenience stores with 63.1% (97,359) of these stores being single-store operators. Total sales of packaged beverages in these stores were over $34 billion in 2015.

Jeff Culbertson, Executive Vice President of Sales of True Drinks, commented, “We are very pleased with our early progress in the convenience store channel. To date, we have secured placement in over 7,000 convenience store locations, and we look to dramatically increase this figure throughout 2017. We feel that we can take a significant percentage of kids’ beverage sales as our distribution of AquaBall increases, not just with large national and regional chains, but also with single-store operators serviced by our extensive DSD Network.”

Kevin Sherman, CEO of True Drinks, added, “The convenience channel is paying more attention than ever to the healthy consumer on the go. That very consumer is not only looking for healthier options for themselves, but for their children, as well. AquaBall provides parents a smart and quick means of hydration on the go. We are confident that we will take significant market share away from juice and other sugary beverages marketed to children in the convenience channel.”

About True Drinks, Inc.
True Drinks is a healthy beverage provider with licensing agreements with Disney and Marvel for use of their characters on its proprietary, patented bottles. AquaBall™ is a naturally flavored, vitamin-enhanced, zero- calorie, dye-free, sugar-free alternative to juice and soda. AquaBall™ is currently available in four flavors: orange, grape, fruit punch and berry. Their target consumers: kids, young adults, and their guardians, are attracted to the product by the entertainment and media characters on the bottle and continue to consume the beverage because of its healthy benefits and great taste. For more information, please visit www.aquaballdrink.com and www.truedrinks.com. Investor information can be found at www.truedrinks.com/investor-relations/. Proudly made in the USA.

FORWARD-LOOKING STATEMENTS
Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as "anticipate," "believe," "estimate," "expect," "forecast," "intend," "may," "plan," "project," "predict," "if," "should" and "will" and similar expressions as they relate to True Drinks, Inc. are intended to identify such forward-looking statements. True Drinks, Inc. may from time to time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations or the anticipated benefits of the merger and other aspects of the proposed merger should not be construed in any manner as a guarantee that such results or other events will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see "Risk Factors" in True Drink's report on Form 10-K filed with the Securities and Exchange Commission and its other filings under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Contact:
Investor Relations
True Drinks, Inc.
18662 MacArthur Blvd., Ste. 110
Irvine, CA 92612
ir@truedrinks.com
949-203-3500